EXHIBIT 10.54

                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated June 1, 1998 and effective as of June 1, 1998, by and between Edward L. Grund ("Executive") and Levitz Furniture Incorporated ("LFI"), a Delaware corporation, Levitz Furniture Corporation ("LFC"), a Florida corporation, Levitz Furniture Realty Corporation ("LFC Realty"), a Florida corporation, Levitz Shopping Service, Inc. ("LSS"), a Florida corporation, Levitz Furniture Company of the Midwest Inc. ("LFC Midwest"), a Colorado corporation, Levitz Furniture of the Pacific, Inc. ("LFC Pacific"), a California corporation, Levitz Furniture Company of Washington, Inc. ("LFC Washington"), a Washington corporation, Levitz Furniture Company of the Midwest Realty, Inc. ("LFC Midwest Realty"), a Colorado corporation, Levitz Furniture Company of the Pacific Realty, Inc. ("LFC Pacific Realty"), a California corporation, Levitz Furniture Company of Washington Realty, Inc., ("LFC Washington Realty"), a Washington corporation, John M. Smyth Company ("JMS Co."), an Illinois corporation, and John M. Smyth Realty Company ("JMS Realty"), an Illinois corporation (together, the "Company").

         WHEREAS, Executive is currently serving as President -- Store Operations; and

         WHEREAS, in light of the commencement of the Chapter 11 Case (as defined below) on September 5, 1997, the Company desires to enter into the Agreement as set forth herein; and

         WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to furnish services to the Company on the terms and conditions hereinafter set forth; and

         WHEREAS, the parties desire to enter into this agreement (the "Agreement") setting forth the terms and conditions of Executive's continuing employment relationship with the Company; and

         WHEREAS, this Agreement is authorized and entered into by the parties pursuant to that certain Order Under 11 U.S.C. Section (b) (1) Authorizing The Debtors To Execute Employment Agreement with Edward L. Grund As Their President -- Store Operations, dated June __, 1998, by the Honorable Joseph J. Farnan, Jr. in the jointly administered Chapter 11 cases styled IN RE LEVITZ FURNITURE INCORPORATED, ET AL., Case No. 97-1842 (JJF) (Bankr. Dist. Delaware) (together, the "Chapter 11 Case").

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

         2. TERM. The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence on June 1, 1998 (the "Effective Date") and shall end on November 1, 1999, unless further extended as provided in this
Section 2 or sooner terminated in the event that Executive's employment is terminated without breach of this Agreement as provided in Section 7. On November 1, 1999 the term of Executive's employment shall be automatically extended for one (1) additional year unless, at least thirty (30) days prior to such 1st day of November (the "Renewal Date"), the Company shall have delivered to Executive or Executive shall have delivered to the Company written notice that the term of Executive's employment hereunder will not be extended.

         3. POSITION AND DUTIES. During the Employment Period, Executive shall serve as President -- Store Operations or, prior to a Change in Control, in such similar position as the Chief Executive Officer of the Company may determine. Executive shall have such responsibilities and authority as may from time to time be assigned to Executive by the Chief Executive Officer of the Company, provided that such responsibilities and authority are consistent with Executive's position with the Company. Executive agrees to devote substantially all his working time and use his best efforts in the performance of his duties for the Company.

         4. PLACE OF PERFORMANCE. In connection with Executive's employment by the Company, Executive shall be based at the principal executive offices of the Company in Boca Raton, Florida, or such other location to which Executive has consented, except for required travel on the Company's business to an extent substantially consistent with normal business travel obligations.

         5. COMPENSATION AND RELATED MATTERS.

                  (a) BASE SALARY. As compensation for the performance by Executive of his obligations hereunder, during the Employment Period, the Company shall pay Executive an annual base salary at a rate not less than three hundred twenty-five thousand dollars ($325,000.00) per year ("Base Salary"). Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. Base Salary may be increased from time to time in accordance with the normal business practices of the Company and, if so increased, shall not thereafter during the Employment Period be decreased.

                  (b) SIGNING BONUS. On execution of this Agreement, the Company shall pay Executive a signing bonus of one hundred thousand dollars ($100,000.00).

                  (c) ANNUAL BONUSES. During the Employment Period, Executive shall be eligible to receive such annual bonus (the "Annual Bonus") as may be provided pursuant to the terms of the applicable incentive plans of the Company, as such plans may from time to time be revised prior to a Change in Control of the Company. The Annual Bonus shall be paid in accordance with the terms of such plans; provided, however, that Executive's Annual Bonus under the first year of this Agreement shall not be less than one hundred thousand dollars ($100,000.00).

                  (d) EXPENSES. The Company shall promptly reimburse Executive for all reasonable business expenses incurred during the Employment Period by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                  (e) OTHER BENEFITS. Executive shall be entitled to participate in all of the employee benefit plans and arrangements in effect, on the Effective Date and shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees (including without limitation each incentive plan, pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to subsection (a) of this Section 5.

                  (f) VACATION. As of the Effective Date, Executive shall have a vested right to fifteen (15) vacation days. Executive shall accrue the right to a minimum of fifteen (15) additional vacation days in each subsequent year of employment in accordance with the Company's vacation plan as may be amended from time to time. Executive's right to receive compensation in respect of earned but unused vacation days shall be determined in accordance with the Company's vacation plan as may be amended from time to time. In addition to any vacation days specified in this Section 5(f), Executive shall be entitled to all paid holidays given by the Company to its executives.

                  (g) SERVICES FURNISHED. During the Employment Period, the Company shall furnish Executive with office space, stenographic assistance and such other facilities and services, including a company car, as shall be suitable to Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

         6. OFFICES. Subject to Sections 3 and 4 hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company, including LFI, LFC and any of its subsidiaries, and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of the Company, provided that Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of the Company, or any such executive position, as the case may be.

         7. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement only under the circumstances set forth in the following subsections (a), (b), (c) and (d):

                  (a) DEATH. Executive's employment hereunder shall terminate upon his death.

                  (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties hereunder for 180 days during any 12-month period, and within thirty (30) days after written Notice of Termination (as defined in Section 8 hereof) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive's employment hereunder for "Disability." Should there be a dispute as to whether Executive is disabled, Executive shall be examined by a Company-designated physician at the Company's expense. If Executive's physician disagrees with the conclusion of the physician designated by the Company, then the Company's physician and Executive's physician shall select a third physician whose findings shall be conclusive.

                  (c) CAUSE. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon the occurrence of any of the following events:

                           (i) the commission by Executive of a felony that
                  brings material disrepute to the Company; or

                           (ii) the continuing failure by Executive to
                  substantially perform his duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties; or

                           (iii) misconduct by Executive (including, but not
                  limited to, breach by Executive of the provisions of Section 11 hereof) that is demonstrably and materially injurious to the Company or its subsidiaries, whether monetarily or otherwise.

Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the LFI Board of Directors (the "LFI Board") at a meeting of the LFI Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the LFI Board), finding that in the good faith opinion of the LFI Board, Executive was engaged in the conduct set forth in this Section 7(c) and specifying the particulars thereof in detail.

                  (d) GOOD REASON. Executive may terminate his employment during the Employment Period hereunder for "Good Reason" after the occurrence, without the written consent of Executive, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) days after written notice thereof has been given by Executive to the Company, provided that, without limiting the generality of the foregoing, within 18 months after a Change in Control, any one of the following events shall be deemed a material breach of this Agreement:

                           (i) the assignment to Executive of any duties
                  materially inconsistent with Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature of Executive's responsibilities from those in effect immediately prior to the Change in Control;

                           (ii) a reduction by the Company in Executive's Base
                  Salary as in effect immediately prior to the Change in Control;

                           (iii) the relocation of Executive's principal place
                  of employment to a location more than forty (40) miles from the place of such employment immediately prior to the Change in Control;

                           (iv) the failure by the Company to pay to Executive
                  any portion of Executive's current compensation or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within fifteen (15) days of the date such compensation is due;

                           (v) the failure by the Company to provide Executive
                  with compensation plans which, in the aggregate, provide Executive with substantially comparable compensation opportunities to those compensation opportunities for which Executive was eligible immediately prior to the Change in Control;

                           (vi) the failure by the Company to continue to
                  provide Executive with benefits substantially similar in the aggregate to those enjoyed by Executive under the Company's pension, life insurance, medical, health and accident, or disability plans in which Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce such benefits in the aggregate or deprive Executive of fringe benefits substantially similar in the aggregate to those enjoyed by Executive at the time of the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

                           (vii) any purported termination of Executive's
                  employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8(a) or that does not comply with Section 7(c), if applicable (and for purposes of this Agreement, no such purported termination shall be effective); or

                           (viii) the failure of a successor to the Company to
                  expressly assume and agree to perform this Agreement pursuant to Section 13(a) hereof.

Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness, provided that this sentence shall not effect the Company's rights under this Section 7. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                  (e) DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" of the Company shall mean the occurrence of any one of the following events:

                           (i) any "person" (as such term is used in Sections
                  13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any trustee or other fiduciary holding securities under an employee benefit plan of LFC or LFI, or any corporation owned, directly or indirectly, by the stockholders of LFC or LFI in substantially the same proportions as their ownership of stock of LFC or LFI, as the case may be (a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of LFC or LFI representing 50% or more of the combined voting power of the then outstanding securities of LFC or LFI, as the case may be;

                           (ii) during any period of two consecutive years (not
                  including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the LFC Board of Directors (the "LFC Board") or the LFI Board, and any new director (other than a director designated by a Person who has entered into an agreement with LFC or in Section 7(e) (ii) being met, shall not constitute a Change in Control under this Section.

         8.       TERMINATION PROCEDURE.

                  (a) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (b) DATE OF TERMINATION. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated pursuant to Section 7(b) above, thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated pursuant to Section 7(c) above, the date specified in the Notice of Termination, (iv) if this contract is not renewed by the Renewal Date, the date 30 days after the Renewal Date, and (v) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination; PROVIDED, HOWEVER, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) (a "Final Order"); provided FURTHER, HOWEVER, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

                  (c) COMPENSATION DURING DISPUTE. If a purported termination occurs on or after a Change in Control and during the Employment Period, and such termination is disputed in accordance with subsection (b) of this Section 8 hereof, the Company shall continue to pay Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, determined in accordance with subsection (b) of this Section 8. Amounts paid under this
Section 8(c) shall be offset against or reduce any other amounts due under this Agreement. In addition, Executive shall repay any amounts paid under this
Section 8(c) if it is determined by a Final Order that such Employee was properly terminated for Cause.

         9.       COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                  (a) DISABILITY; DEATH. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary at the rate in effect at the beginning of such period, less all compensation payable to Executive under any Company-funded disability plan, if any, as in effect during such period, until his employment is terminated pursuant to Section 7(b). Subsequent to the termination of Executive's employment pursuant to Section 7(b), or in the event Executive's employment is terminated by reason of his death, the Company shall have no further obligations to Executive under this Agreement and Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

                  (b) BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. If during the Employment Period Executive's employment is terminated by the Company other than for Cause or Disability or by Executive for Good Reason, or if this contract is not renewed by the Renewal Date, then --

                           (i) in addition to any amounts due Executive pursuant
                  to Sections 5(a) or 5(b) hereof, the Company shall pay Executive (or his legal representatives or estate) an amount, in cash, equal to one and one-half (1-1/2) times his Base Salary as in effect on the Date of Termination in equal monthly installments over an eighteen (18) month period; provided, however, that after nine (9) months after the Date of Termination, Executive shall make reasonable efforts to seek other employment; provided, further, however, that Executive will not be required to accept a position of substantially different character than the highest position held by such Executive with the Company or a position that would cause such Executive to violate Section 11(b) hereof, nor will Executive be required to accept a position in a location that is unreasonable given the personal circumstances of Executive. To the extent that Executive shall receive compensation and benefits from such other employment, whether as an employee, consultant, independent contractor, owner or otherwise, (together, "Other Employment") the payments to be made and the benefits provided by the Company under this Section 9(b) (i) for the period beginning nine (9) months after termination of employment hereof shall be correspondingly reduced. Notwithstanding the foregoing, if on or after a Change in Control, a termination of the type referred to in this section 9(b) occurs, or if this contract is not renewed for an additional period of at least 18 months at least 30 days prior to the expiration of the original or extended term of this contract, as applicable, then the Company shall pay to Executive a lump sum amount, in cash, equal to one and one-half (1-1/2) times the sum of Base Salary (at the rate in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination) and such amount shall not be reduced by any amounts Executive shall receive from Other Employment; and provided further

                           (ii) the Company shall maintain in full force and
                  effect, for the continued benefit of Executive and his dependents for the remainder of the Employment Period, all employee welfare benefit plans and programs in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Company shall arrange to provide Executive and his dependents with benefits substantially similar to those which Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred. This paragraph is qualified by Section 10.

                           (iii) in determining the retirement benefits to which
                  Executive is entitled under the Company's Supplemental Executive Retirement Plan (the "SERP"), Executive shall be deemed to have accumulated (after the Date of Termination) thirty-six (36) additional months of service credit thereunder at Executive's highest annual rate of compensation during the twelve (12) months immediately preceding the Date of Termination ("Additional Service Credit"). Executive shall be entitled to commence receipt of his benefit under this paragraph (iii) on the first day of the month following the expiration of the Employment Period; PROVIDED, HOWEVER, that if Executive elects to commence payments of such benefit prior to his attainment of age 55, his annual benefit (as increased hereunder) shall be reduced by 3% for each year that his actual age is less than 55 years. Notwithstanding the foregoing, if Executive's termination occurs on or after a Change in Control, the Company shall pay Executive, in lieu of the additional periodic payments described herein above, a lump sum amount, in cash, equal to the actuarial equivalent of the excess of (i) the retirement pension (determined as a straight life annuity commencing at Normal Retirement Age) to which Executive would be entitled under the terms of the SERP (without regard to any amendment to the SERP made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner with computation of retirement benefits thereunder), taking into account Executive's Additional Service Credit over (ii) the retirement pension (determined as a straight life annuity commencing at Normal Retirement Age) to which Executive would be entitled pursuant to the provisions of the SERP. For purposes of this Section 9(b) (iii), "actuarial equivalent" shall be determined using the Pension Benefit Guaranty Corporation rates for immediate annuities for the month in which the Date of Termination occurs.

                           Notwithstanding the foregoing, by entering into the
                  Agreement, the Company is not assuming any Executive's SERP, nor granting any rights to administrative priority to any employee with respect to his or her SERP, which rights shall be unaffected by the execution of such Agreement, and Executive so acknowledges and agrees. Without limiting the foregoing, the Company reserves the right to seek assumption of the SERP, and/or administrative priority for or allowance of the claims arising under the SERP. Similarly, Executive reserves the right to move for assumption of the SERP, or seek administrative priority and/or allowance of the claims arising thereunder. In addition, the official Creditors' Committee reserves the right to oppose assumption of the SERP, seek rejection or termination of the SERP, and/or oppose the amount of priority of any claims arising under the SERP.

                  (c) BY COMPANY FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. If Executive's employment shall be terminated by the Company for Cause or by Executive other than for Good Reason, then the Company shall pay Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and the Company shall have no additional obligations to Executive under this Agreement except as set forth in subsection
(d) of this Section 9.

                  (d) COMPENSATION PLANS. Following any termination of Executive's employment, the Company shall pay Executive all unpaid amounts, if any, to which Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due.

                  (e) CONTINGENT LIMITATION.

                           (i) Notwithstanding any other provisions of this
                  Agreement, in the event that any payment or benefit received or to be received by Executive in connection with a Change in Control or the termination of Executive's employment (whether pursuant to the terms of this Agreement (the "Severance Payments") or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would be subject (in whole or part) to the excise tax ("Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") as determined by the Company's independent accountant, then the Severance Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement); PROVIDED, HOWEVER, that such reduction shall be made only if (A) the net amount of such Total Payments, as so reduced (and after deduction of the net amount of federal, state and local income tax on such reduced Total Payments), is greater than (B) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax and Excise Tax on such Total Payments).

                           (ii) For purposes of determining whether any of the
                  Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account, (B) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company does not constitute a "parachute payment" within the meaning of section 280G(b) (2) of the Code (including by reason of section 280G(b) (4) (A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered (within the meaning of section 280G(b) (4)
                  (B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, and (C) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company in accordance with the principles of sections 280G(d) (3) and (4) of the Code. For purposes of determining the amount of the deductions for income tax described in clauses (A) and (B) of paragraph (i) of this Section 9(e), Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which occurs the Date of Termination and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                           (iii) Prior to the payment date set fourth in Section
                  9(f), the Company shall provide Executive with its calculation of the amounts referred to in this Section 9(e) and such supporting materials as are reasonably necessary for Executive to evaluate the Company's calculations. If Executive objects to the Company's calculations, the Company shall pay to Executive such portion of the Severance Payments (up to 100% thereof) as Executive determines is necessary to result in Executive's receiving the greater of clauses (A) and (B) of paragraph (i) of this Section 9(e).

                  (f) TIME OF PAYMENTS. The lump sum payments provided for in
Section 9(b) shall be made not later than the fifth business day following the Date of Termination, PROVIDED, HOWEVER, that if the amount of such payments, and the contingent limitation on such payments set forth in Section 9(e) cannot be finally determined on or before such day, the Company shall pay Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b) (2) (B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth business day after demand by the Company (together with interest at the rate provided in section 1274(b) (2) (B) of the Code).

         10. MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for Executive by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for

Executive hereunder be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise except as is hereinafter specifically provided in Section 9(b) (i) and this
Section 10. To the extent that Executive, during the relevant period described in Section 9(b) (ii) hereof, shall receive from a subsequent employer benefits similar to those to be provided under Section 9(b) (ii), the benefits to be provided under the provisions of said Section 9(b) (ii) shall be correspondingly reduced. If the Date of Termination shall occur prior to a Change in Control, the benefits to be provided under Section 9(b) (i) hereof shall also be reduced to the extent of any salary to which Executive becomes entitled from any subsequent employer for the period beginning nine (9) months after the Date of Termination.

         11.      CONFIDENTIAL INFORMATION; NONCOMPETITION REQUIREMENT.

                  (a) CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which shall have been obtained by Executive during Executive's employment by the Company and which shall not have been or now or hereafter have become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 11(a).

                  (b) NONCOMPETITION REQUIREMENT. During any period that Executive is performing services hereunder or Executive is entitled to payment pursuant to Section 9(b) (i), and for a period of one (1) year following a termination of Executive's employment by the Company for Cause or by Executive other than for Good Reason, Executive agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, with or without pay, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, manager, investor, lender, advisor, owner, associate or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever ("Competitive Business") with any of the Company's retail stores unless such Competitive Business is located more than fifty (50) miles from the site, as of the Date of Termination, of any such retail store of the Company; PROVIDED, however, that the noncompetition requirement of this Section 11(b) shall be limited to six months after the Date of Termination if Executive's employment is terminated on or after a Change in Control.

                  (c) INJUNCTIVE RELIEF. In the event of a breach or threatened breach of this Section 11, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

         12. INDEMNIFICATION; LEGAL FEES. The Company shall indemnify Executive to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which Executive may incur in the discharge of his duties hereunder, including any legal fees and expenses incurred by Executive in contesting or disputing any termination of the Executive's employment or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder) other than for any such expenses, costs, liabilities or legal fees incurred as a result of Executive's bad faith or gross negligence. In the event that it is determined by a Final Order that Executive's contest or dispute of his termination was frivolous,

Executive shall repay all legal fees previously paid by the Company to Executive's counsel for work done to contest or dispute such termination. Payments due to Executive under this section shall be made at the later of the time specified in Section 9(f), or within five (5) days after Executive's request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. Any termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this
Section 12.

         13.      SUCCESSORS; BINDING AGREEMENT.

                  (a) COMPANY'S SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) EXECUTIVE'S SUCCESSORS. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

         14. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Executive:

         Edward L. Grund
         7218 S.W. 102nd Street
         Miami, Florida  33156

         If to the Company:

         Levitz Furniture Corporation
         7887 N. Federal Highway
         Boca Raton, Florida  33487
         Attention:  General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         15. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company, as may be specifically designated by the LFI Board or its compensation committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the parties under Section 9 shall survive the expiration of the term of this Agreement. The compensation and benefits payable to Executive under this Agreement shall be in lieu of any other severance benefits to which Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company.

         16. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                      LEVITZ FURNITURE INCORPORATED

                      By:
                         ----------------------------------
                           Name:
                           Title:

                      LEVITZ FURNITURE CORPORATION

                      By:
                         ----------------------------------
                           Name:
                           Title:

                      LEVITZ FURNITURE REALTY CORPORATION

                      By:
                         ----------------------------------
                           Name:
                           Title:

                      LEVITZ SHOPPING SERVICES, INC.

                      By:
                         ----------------------------------
                           Name:
                           Title:

                      LEVITZ FURNITURE COMPANY OF
                      THE MIDWEST, INC.

                      By:
                         ----------------------------------
                           Name:
                           Title:

                      LEVITZ FURNITURE COMPANY OF
                      THE PACIFIC, INC.

                      By:
                         ----------------------------------
                           Name:
                           Title:

                     LEVITZ FURNITURE COMPANY OF
                     WASHINGTON, INC.

                      By:
                         ----------------------------------
                           Name:
                           Title:

                     LEVITZ FURNITURE COMPANY OF THE
                     MIDWEST REALTY, INC.

                      By:
                         ----------------------------------
                           Name:
                           Title:

                     LEVITZ FURNITURE OF THE PACIFIC
                     REALTY, INC.

                      By:
                         ----------------------------------
                           Name:
                           Title:

                     LEVITZ FURNITURE OF WASHINGTON
                     REALTY, INC.

                      By:
                         ----------------------------------
                           Name:
                           Title:

                      JOHN M. SMYTH COMPANY

                      By:
                         ----------------------------------
                           Name:
                           Title:

                      JOHN M. SMYTH REALTY COMPANY

                      By:
                         ----------------------------------
                           Name:
                           Title:

                      EXECUTIVE

                      -------------------------------------